Exhibit 99.1

August 8, 2005

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt or Hillarie Bloxom
(713) 507-6466

DYNEGY ANNOUNCES SECOND QUARTER 2005 RESULTS

•	Company reports net income of $32 million, which included a $125 million tax benefit associated with the anticipated sale of the Midstream natural gas business
•	Power Generation business benefited from increased volumes and improved electricity prices, offset by expiration of West Coast Power customer contract
•	Midstream business continued to benefit from favorable commodity prices
•	Liquidity strong at $765 million

HOUSTON (August 8, 2005) – Dynegy Inc. (NYSE: DYN) today reported net income applicable to common shareholders of $32 million, or $0.08 per diluted share, for the second quarter 2005, compared to net income applicable to common shareholders of $2 million and diluted earnings per share of $0.01 for the second quarter 2004.

The year-over-year increase in net income primarily resulted from the reduction of a deferred tax valuation allowance in the second quarter 2005 of $125 million related to capital loss carryforwards expected to be utilized on the anticipated sale of the company’s Midstream natural gas business.

“Dynegy’s Power Generation and Midstream natural gas businesses delivered strong operational performances due to our continuing focus on asset availability to serve customers and capture market opportunities,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “All but one of the company’s

Power Generation peaking facilities operated during the quarter as a result of increased demand in the Midwest and the Northeast. In addition, Midstream continued to benefit from a favorable commodity pricing environment and strong volumes.

“The recently announced sale of Midstream to Targa Resources for $2.475 billion in cash is yet another significant step in creating a sustainable merchant power platform for the future,” Williamson added. “The proceeds from the transaction will provide Dynegy with opportunities to improve our balance sheet, thereby positioning our Power Generation business for new growth or strategic directions involving greater scale and scope through an expansion of our asset portfolio or combinations.”

Year-Over-Year Comparison

A comparison of the company’s second quarter 2005 and second quarter 2004 results is contained in the table below (in millions of dollars, except per share amounts):

	2Q 2005	2Q 2004
Loss from continuing operations, before tax	$(150)	$(44)
Income tax benefit from continuing operations	41	29
Income from discontinued operations, before tax	36	71
Income tax benefit (expense) from discontinued operations	111	(48)

Net income	38	8
Preferred stock dividends	6	6

Net income applicable to common stockholders	$32	$2

Basic earnings per share	$0.08	$0.01
Diluted earnings per share	$0.08	$0.01

Quarterly Business Segment Results

Following are business segment financial results for the second quarter 2005 compared to the second quarter 2004. Because Illinois Power was sold to Ameren Corporation in the third quarter 2004, Regulated Energy Delivery results are not included in the company’s 2005 business segment discussions. However, 2004 financials include results from the Regulated Energy Delivery business.

Power Generation

Earnings before interest, taxes and depreciation and amortization (EBITDA) from the Power Generation business was $75 million for the second quarter 2005, compared to

$132 million for the second quarter 2004. The year-over-year decrease was primarily attributable to lower equity earnings from West Coast Power as a result of the expiration of a contract with the California Department of Water Resources in December 2004. In the second quarter 2004, the company recognized earnings of $47 million from West Coast Power, compared to $1 million in the second quarter 2005.

Power Generation benefited from increased volumes in nearly all regions where the company operates. Volumes in the Midwest increased approximately 11 percent during the second quarter 2005 compared to the second quarter 2004. Energy supplied to AmerenIP under Dynegy’s two-year power purchase agreement was more than 35 percent higher than the second quarter 2004. However, incremental energy sold to AmerenIP under the power purchase agreement, which expires at the end of 2006, is priced significantly below current on-peak market prices, resulting in reduced margins for the Midwest region quarter-over-quarter.

Reduced margins in the Midwest region were largely offset by improvements in the Electric Reliability Council of Texas (ERCOT) region, where reserve margins have fallen from 30 percent in 2004 to 17 percent in 2005 due to the retirement of older units by other market participants. Stronger weather-driven demand in ERCOT resulted in higher power prices and improved spark spreads during the second quarter 2005. Additionally, the company’s ERCOT facility, the 610-megawatt CoGen Lyondell combined-cycle plant, benefited from a baseload contract that allows it to capture additional ancillary service revenues from the marketplace.

In the Northeast region, volumes in the second quarter 2005 were slightly higher than the second quarter 2004, largely as a result of the 1,021-megawatt Independence combined-cycle facility, which the company acquired in the first quarter 2005. Volumes generated by the company’s 1,210-megawatt Roseton dual fuel-fired intermediate facility during the second quarter 2005 were lower due to compressed margins given the higher costs of fuel oil relative to power prices.

Power Generation’s operational performance benefited from the commercial operation of all but one of the company’s peaking plants during the second quarter 2005. During the first six months of 2005, Dynegy’s Midwest peaking plants have generated more electricity than they did throughout all of 2004. This result is indicative of the company’s continuing focus on operational readiness and in-market availability to meet weather-driven demand.

For the six months ended June 30, 2005, cash flow from operations was $194 million, while capital expenditures were $65 million and business acquisition costs related to the Sithe Energies transaction were $120 million. Free cash flow for the Power Generation segment was an inflow of $9 million.

Midstream

On August 2, Dynegy entered into an agreement to sell the company’s Midstream business to Targa Resources, Inc. The Midstream business is classified as “held-for-sale” in accordance with Generally Accepted Accounting Principles (GAAP), and its results are presented as discontinued operations for all periods. As a result of the held-for-sale status, depreciation of Midstream assets was suspended beginning in June 2005.

EBITDA from the Midstream business was $64 million for the second quarter 2005, compared to $99 million for the second quarter 2004, which included a $36 million pre-tax gain related to the sale of the company’s interest in the Indian Basin Gas Processing Plant. Second quarter 2004 results also included a $6 million gain on sales of natural gas liquids held at historic below market costs, as well as financial contributions made by the Sherman Gas Processing Plant, which was sold in the fourth quarter 2004.

Second quarter 2005 results benefited from higher commodity prices, volumes and margins than were reported for the second quarter 2004. The average natural gas price of $6.74 per million British thermal units represented a 12 percent increase compared to the second quarter 2004. The average natural gas liquids price of $0.79 per gallon was 23 percent higher than the second quarter 2004.

Gross natural gas liquids volumes processed by the company’s field and straddle plants in the second quarter 2005 increased 9 percent to 86.6 thousand barrels per day compared to 79.7 thousand barrels per day in the second quarter 2004. Field processing volumes of 58 thousand barrels per day, a 5 percent increase over the previous year when adjusted for non-core asset sales, were attributable to stronger activity in the company’s Permian Basin and North Texas regions. In addition, the operation of the company’s Barracuda, Lowry and Stingray gas processing facilities on the Louisiana Gulf Coast contributed to straddle plant volumes of 28.6 thousand barrels per day, a 21 percent increase over the second quarter 2004.

For the six months ended June 30, 2005, cash flow from operations was $178 million, while capital expenditures were $23 million. Free cash flow for the Midstream segment was an inflow of $155 million.

Customer Risk Management

Loss before interest, taxes and depreciation and amortization from the Customer Risk Management business totaled $15 million for the second quarter 2005, compared to EBITDA of $90 million for the second quarter 2004. Second quarter 2005 results included a benefit of $13 million related to an adjustment to the first quarter 2005 charge resulting from the restructuring of the Independence power tolling arrangement. Second quarter 2004 results included an $88 million gain related to the exit from four natural gas transportation contracts. In addition, results for the second quarter 2004 included $23 million in gains associated with the mark-to-market value of certain legacy contracts and positions.

The company’s Customer Risk Management business, including obligations associated with its remaining power tolling arrangements and gas transportation arrangements, will continue to have a negative effect on its consolidated results of operations and cash flows until the related obligations have been satisfied or restructured. The company remains open to opportunities to assign or renegotiate the terms of these arrangements.

Other

In the Other segment, which consists primarily of general and administrative expenses, the company recorded a $59 million loss before interest, taxes and depreciation and amortization for the second quarter 2005, compared to an $89 million loss before interest, taxes and depreciation and amortization for the second quarter 2004. The loss in the second quarter 2005 included $31 million in legal and settlement charges, compared to $42 million in legal and settlement charges in the second quarter 2004. Compensation, insurance and external consultant costs were also lower in the second quarter 2005 than the second quarter 2004.

The company’s interest expense decreased by $45 million to $96 million for the second quarter 2005 primarily as a result of the sale of Illinois Power in the third quarter 2004. Additionally, $14 million and $4 million of interest expense has been reclassified as discontinued operations in the second quarter of 2005 and 2004, respectively, in accordance with GAAP. This reclassification is due to the company’s requirement to repay its priority lien debt with proceeds from the expected sale of the Midstream business.

The second quarter 2005 tax benefit from continuing and discontinued operations totaled $152 million, which included a $112 million benefit primarily related to the reversal of a deferred tax valuation allowance due to the anticipated sale of the Midstream business. The second quarter 2004 tax expense from continuing and discontinued operations was $19 million, which included a $9 million expense primarily related to the conclusion of the prior year tax audits offset by the reversal of a deferred tax valuation allowance due to gains on asset sales. After adjusting for these items, the effective tax rates for 2005 and 2004 were 35 percent and 37 percent, respectively.

Liquidity

As of June 30, 2005, Dynegy’s liquidity was $765 million. This consisted of $358 million in cash on hand and $407 million in unused availability under the company’s $700 million revolving bank credit facility. The decrease in liquidity as compared to the $968 million balance on March 31, 2005 primarily related to the payment during the second quarter 2005 of $175 million as part of the company’s shareholder class action litigation settlement.

To date, the company’s revolving credit facility has been used exclusively to support the issuance of letters of credit. Accordingly, as of June 30, there were no borrowings outstanding under this facility. Total collateral posted as of June 30, 2005, including cash and letters of credit, was approximately $509 million.

During the second quarter 2005, the company began to transition from cash collateral to letters of credit in order to replenish cash balances following the Sithe Energies acquisition and the settlement of the shareholder class action litigation.

Cash Flow

Cash flow from operations, including working capital changes, totaled an outflow of $9 million for the six months ended June 30, 2005. This consisted of $372 million from the Power Generation and Midstream businesses and includes the return of cash as letters of credit were substituted for collateral. Cash inflows of $41 million from the Customer Risk Management business resulted primarily from the return of cash as letters of credit were substituted for collateral, offset by capacity payments that exceeded realized margins on the company’s power tolling arrangements, as well as a final payment to exit four natural gas transportation contracts. An additional $422 million in cash outflows primarily related to interest payments and general and administrative expenses in the company’s Other business segment, including the $175 million payment in May 2005 in connection with the settlement of the shareholder class action litigation.

Cash flow from investing activities for the six months ended June 30, 2005 totaled an outflow of $218 million. This consisted of $93 million in capital expenditures and $120 million in business acquisition costs related to the Sithe Energies transaction, as well as a $5 million payment to Ameren related to working capital adjustments in connection with the Illinois Power sale.

For the six months ended June 30, 2005, Dynegy’s free cash flow was an outflow of $227 million, which consisted of cash used in operations and investing activities.

2005 Earnings Guidance Estimates

With today’s announcement of second quarter 2005 earnings and the earlier announcement relating to the sale of Dynegy’s Midstream business, management is revising its 2005 earnings and cash flow guidance estimates last updated on May 9, 2005. The company’s new estimate of net income applicable to common shareholders of approximately $400 million to $410 million compared to the previous estimate of a net loss of approximately $410 million to $395 million takes into consideration the anticipated significant net gain of approximately $815 million on the sale of the Midstream business. The company’s new estimate of net loss from its core businesses is a range of approximately $235 million to $225 million, compared to the previously announced estimated net loss of approximately $145 million to $130 million. This new estimate takes into consideration the reclassification of Midstream financial results to discontinued operations pending the anticipated sale of the business, as well as an increase in anticipated EBITDA of approximately $30 million from the Power Generation business.

Investor Conference Call/Web Cast

Dynegy will discuss its second quarter results during an investor conference call and web cast today at 9 a.m. ET/8 a.m. CT. Participants may access the web cast and the related presentation materials on the “News & Financials” section of www.dynegy.com.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to markets and customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling approximately 13,000 megawatts of net generating capacity and gas processing plants that process approximately 1.6 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the agreed upon sale of our Midstream business and its impact on our financial position and results of operations, the possibility of strategic growth opportunities for our Power Generation business, the ongoing effects of Dynegy’s Customer Risk Management business, the ability to terminate or satisfy remaining power tolling agreements, and Dynegy’s estimated financial results for 2005. Historically, Dynegy’s performance has deviated, in some cases materially, from its earnings and cash flow targets, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these targets on a quarterly basis, it does not intend to update these targets during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: changes in commodity prices, particularly for power, natural gas and natural gas liquids; the effects of competition and weather on the demand for Dynegy’s products and services; Dynegy’s ability to successfully complete its exit from the Customer Risk Management business and fund the costs associated with this exit; Dynegy’s ability to achieve its financial and operational goals associated with the Sithe Energies acquisition; Dynegy’s ability to close, and achieve tax and capital structure objectives associated with, the agreed upon sale of its Midstream business; the availability, ability to consummate, and effects of strategic growth opportunities for Dynegy’s Power Generation business; Dynegy’s ability to operate its businesses efficiently; Dynegy’s ability to address its substantial leverage; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; Dynegy’s liquidity and its effect on the ability to fund significant debt maturities and debt service obligations; the impacts of hedging; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; Dynegy’s ability to fund the environmental projects mandated by the Baldwin consent decree; the financial impact of cash payments and stock issuances required by the shareholder class action litigation settlement agreement; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets and master netting agreement matters. More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$459	$689	$921	$1,456
Cost of sales, exclusive of depreciation and amortization shown separately below	(380)	(423)	(910)	(989)
Depreciation and amortization expense	(54)	(57)	(109)	(125)
Impairment and other charges	(7)	(59)	(6)	(75)
Loss on sale of assets, net	—	—	—	(15)
General and administrative expenses	(82)	(94)	(345)	(156)

Operating income (loss)	(64)	56	(449)	96

Earnings from unconsolidated investments	4	50	7	88
Interest expense	(96)	(141)	(185)	(271)
Other income and expense, net	6	(9)	9	6

Loss from continuing operations before income taxes	(150)	(44)	(618)	(81)

Income tax benefit	41	29	215	82

Income (loss) from continuing operations	(109)	(15)	(403)	1

Income from discontinued operations, net of tax	147	23	179	77

Net income (loss)	$38	$8	$(224)	$78

Less: Preferred stock dividends	6	6	11	11

Net income (loss) applicable to common stockholders	$32	$2	$(235)	$67

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$65	$254	$(178)	$521

Basic earnings (loss) per share:
Loss from continuing operations (2)	$(0.30)	$(0.06)	$(1.09)	$(0.03)
Income from discontinued operations	0.38	0.07	0.47	0.20

Basic earnings (loss) per share	$0.08	$0.01	$(0.62)	$0.17

Diluted earnings (loss) per share:
Loss from continuing operations (2)	$(0.30)	$(0.06)	$(1.09)	$(0.03)
Income from discontinued operations	0.38	0.07	0.47	0.20

Diluted earnings (loss) per share	$0.08	$0.01	$(0.62)	$0.17

Basic shares outstanding	380	378	379	377
Diluted shares outstanding	506	435	505	503

(1)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Other income and expense, net; and Income from discontinued operations (before interest expense, depreciation and amortization expense and income tax benefit (expense)). Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income tax benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBITDA to Operating income (loss) and Net income (loss) for the periods presented is included below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating income (loss)	$(64)	$56	$(449)	$96
Add: Depreciation and amortization expense, a component of operating income (loss)	54	57	109	125
Earnings from unconsolidated investments	4	50	7	88
Other income and expense, net	6	(9)	9	6
EBITDA from discontinued operations (3)	65	100	146	206

Earnings (losses) before interest, taxes, and depreciation and amortization (EBITDA)	65	254	(178)	521

Depreciation and amortization expense, a component of operating income (loss)	(54)	(57)	(109)	(125)
Depreciation and amortization expense from discontinued operations	(15)	(25)	(35)	(45)
Interest expense from continuing operations	(96)	(141)	(185)	(271)
Interest expense from discontinued operations	(14)	(4)	(25)	(6)
Income tax benefit from continuing operations	41	29	215	82
Income tax benefit (expense) from discontinued operations	111	(48)	93	(78)

Net income (loss)	$38	$8	$(224)	$78

(2)	See "Reported Unaudited Basic and Diluted Loss Per Share From Continuing Operations" for a reconciliation of basic loss per share from continuing operations to diluted loss per share from continuing operations.

(3)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations for the periods presented is included below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
EBITDA from discontinued operations	$65	$100	$146	$206

Depreciation and amortization expense from discontinued operations	(15)	(25)	(35)	(45)
Interest expense from discontinued operations	(14)	(4)	(25)	(6)
Income tax benefit (expense) from discontinued operations	111	(48)	93	(78)

Income from discontinued operations, net of tax	$147	$23	$179	$77

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DYNEGY INC.

REPORTED UNAUDITED BASIC AND DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Income (loss) from continuing operations	$(109)	$(15)	$(403)	$1
Less: convertible preferred stock dividends	6	6	11	11

Loss from continuing operations for basic loss per share	(115)	(21)	(414)	(10)
Effect of dilutive securities:
Interest on convertible subordinated debentures	2	2	3	3
Dividends on Series C convertible preferred stock (1)	6	—	11	11

Income (loss) from continuing operations for diluted loss per share	$(107)	$(19)	$(400)	$4

Basic weighted-average shares	380	378	379	377

Effect of dilutive securities:
Stock options and restricted stock	2	2	2	2
Convertible subordinated debentures	55	55	55	55
Series C convertible preferred stock (1)	69	—	69	69

Diluted weighted-average shares	506	435	505	503

Loss per share from continuing operations:
Basic	$(0.30)	$(0.06)	$(1.09)	$(0.03)

Diluted (2)	$(0.30)	$(0.06)	$(1.09)	$(0.03)

(1)	The diluted shares for the three months ended June 30, 2004 do not include the effect of the preferential conversion to Class B common stock of the Series C convertible preferred stock held by a ChevronTexaco subsidiary, as such inclusion would be anti-dilutive.

(2)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three and six months ended June 30, 2005 and 2004.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended June 30, 2005
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$19					$19
Natural Gas Liquids
Upstream		$—				—
Downstream		—				—
Regulated Energy Delivery			$—			—
Customer Risk Management				$(15)		(15)
Other					$(68)	(68)

Operating income (loss)	19	—	—	(15)	(68)	$(64)
Earnings from unconsolidated investments	4	—	—	—	—	4
Other items, net	2	—	—	(1)	5	6
Add: Depreciation and amortization expense, a component of operating income (loss)	50	—	—	—	4	54

EBITDA from continuing operations (1)	75	—	—	(16)	(59)	—
EBITDA from discontinued operations, pre-tax (2)	—	64	—	1	—	65

EBITDA (1)	$75	$64	$—	$(15)	$(59)	$65
Depreciation and amortization expense						(69)
Interest expense						(110)

Pre-tax loss						(114)
Income tax benefit						152

Net income						$38

	Three Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$35					$35
Natural Gas Liquids
Upstream		$—				—
Downstream		—				—
Regulated Energy Delivery			$22			22
Customer Risk Management				$90		90
Other					$(91)	(91)

Operating income (loss)	35	—	22	90	(91)	$56
Earnings from unconsolidated investments	50	—	—	—	—	50
Other items, net	—	—	—	(1)	(8)	(9)
Add: Depreciation and amortization expense, a component of operating income (loss)	47	—	—	—	10	57

EBITDA from continuing operations (1)	132	—	22	89	(89)	154
EBITDA from discontinued operations, pre-tax (2)	—	99	—	1	—	100

EBITDA (1)	$132	$99	$22	$90	$(89)	$254
Depreciation and amortization expense, a component of operating income (loss)						(82)
Interest expense						(145)

Pre-tax income						27
Income tax expense						(19)

Net income						$8

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Other income and expense, net; and Income from discontinued operations (before interest expense, depreciation and amortization expense and income tax benefit (expense)). Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income tax benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(2)	See Note (3) to “Reported Unaudited Condensed Consolidated Statements of Operations.”

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2005
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$79					$79
Natural Gas Liquids
Upstream		$—				—
Downstream		—				—
Regulated Energy Delivery			$—			—
Customer Risk Management				$(207)		(207)
Other					$(321)	(321)

Operating income (loss)	79	—	—	(207)	(321)	$(449)
Earnings from unconsolidated investments	7	—	—	—	—	7
Other items, net	2	—	—	—	7	9
Add: Depreciation and amortization expense, a component of operating income (loss)	97	—	—	1	11	109

EBITDA from continuing operations (1)	185	—	—	(206)	(303)	(324)
EBITDA from discontinued operations, pre-tax (2)	—	141	—	5	—	146

EBITDA (1)	$185	$141	$—	$(201)	$(303)	$(178)
Depreciation and amortization expense						(144)
Interest expense						(210)

Pre-tax loss						(532)
Income tax benefit						308

Net loss						$(224)

	Six Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$88					$88
Natural Gas Liquids
Upstream		$—				—
Downstream		—				—
Regulated Energy Delivery			$76			76
Customer Risk Management				$77		77
Other					$(145)	(145)

Operating income (loss)	88	—	76	77	(145)	$96
Earnings (losses) from unconsolidated investments	88	—	—	—	—	88
Other items, net	—	—	1	2	3	6
Add: Depreciation and amortization expense, a component of operating income (loss)	95	—	10	—	20	125

EBITDA from continuing operations (1)	271	—	87	79	(122)	315
EBITDA from discontinued operations, pre-tax (2)	—	185	—	18	3	206

EBITDA (1)	$271	$185	$87	$97	$(119)	$521
Depreciation and amortization expense, a component of operating income (loss)						(170)
Interest expense						(277)

Pre-tax income						74
Income tax benefit						4

Net income						$78

(1)	See Note (1) to "Reported Unaudited Condensed Consolidated Statements of Operations." EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings (losses) from unconsolidated investments; Other income and expense, net; and Income (loss) from discontinued operations (before interest expense, depreciation and amortization expense and income tax benefit(expense)). Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income tax benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(2)	See Note (3) to "Reported Unaudited Condensed Consolidated Statements of Operations."

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended June 30, 2005
	GEN	NGL	REG	CRM	OTHER	Total
Legal and settlement charges (1)	$—	$—	$—	$—	$(31)	$(31)
Independence toll settlement adjustment (2)	—	—	—	13	—	13
Discontinued operations (3)	—	35	—	1	—	36
Taxes (4)	—	—	—	—	112	112

Total	$—	$35	$—	$14	$81	$130

	Three Months Ended June 30, 2004
	GEN	NGL	REG	CRM	Other	Total
Illinois Power asset impairment (5)	$—	$—	$(48)	$—	$—	$(48)
Legal and settlement charges (6)	—	—	1	—	(42)	(41)
Acceleration of financing costs (7)	—	—	—	—	(14)	(14)
Taxes (8)	—	—	—	—	(9)	(9)
Gas transportation contracts (9)	—	—	—	88	—	88
Discontinued operation (10)	—	70	—	1	—	71

Total	$—	$70	$(47)	$89	$(65)	$47

(1)	We recognized a pre-tax loss of approximately $31 million ($20 million after-tax) related to the settlement of our class action shareholder lawsuit and other legal and settlement charges. This loss is included in General and administrative expenses.

(2)	We recognized a pre-tax gain of approximately $13 million ($9 million after-tax) related to an adjustment to the Independence toll settlement charge following our acquisition of ExRes SHC, Inc., the parent company of Sithe Energies, Inc. and Sithe \ Independence Power Partners, L.P. This gain is included in Cost of sales.

(3)	We recognized a pre-tax gain of approximately $36 million ($147 million after-tax) related to discontinued operations. The gain consists primarily of income associated with our NGL segment of $35 million, which has been reclassified to discontinued operations due to the anticipated sale of DMSLP.

(4)	We recognized an income tax benefit of approximately $112 million for the reversal of a deferred tax capital loss valuation allowance primarily related to gains on the anticipated sale of DMSLP. A benefit of $125 million is included in the $147 million after-tax Income from discontinued operations, offset by a $13 million expense in Income tax benefit.

(5)	We recognized a pre-tax loss of approximately $48 million ($30 million after-tax) related to an asset impairment recorded in connection with the sale of Illinois Power. The loss is included in Impairment and other charges.

(6)	We recognized a pre-tax charge of approximately $41 million ($26 million after-tax) related to legal and settlement charges. This loss is included in General and administrative expenses and Impairment and other charges.

(7)	We recognized a pre-tax charge of approximately $14 million ($9 million after-tax) related to the acceleration of debt issuance costs associated with our former $1.1 billion revolving credit facility that was replaced in May 2004 with a $700 million revolving credit facility and a $600 million term loan. This charge is included in Interest expense.

(8)	We recognized a net income tax expense of approximately $9 million for charges resulting from the conclusion of prior year tax audits offset by the reversal of a deferred tax capital loss valuation allowance related to anticipated gains on asset sales. A charge of $20 million is included in the $23 million after-tax Income from discontinued operations, partially offset by a $11 million benefit in Income tax benefit.

(9)	We recognized a pre-tax gain of approximately $88 million ($55 million after-tax) related to our exit from four long-term natural gas transportation contracts. This gain is included in Revenues.

(10)	We recognized a pre-tax gain of approximately $71 million ($23 million after-tax) related to discontinued operations. The gain consists primarily of income associated with our NGL segment of $70 million, which has been reclassified to discontinued operations due to the anticipated sale of DMSLP and a $1 million pre-tax gain on our UK CRM business. Included in the $70 million of income from our NGL segment is a pre-tax gain of approximately $36 million ($24 million after-tax) on the sale of our interest in the Indian Basin gas processing plant.

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2005
	GEN	NGL	REG	CRM	OTHER	Total
Legal and settlement charges (1)	$—	$—	$—	$—	$(253)	$(253)
Independence toll settlement charge (2)	—	—	—	(170)	—	(170)
Discontinued operations (3)	—	81	—	5	—	86
Taxes (4)	—	—	—	—	125	125

Total	$—	$81	$—	$(165)	$(128)	$(212)

	Six Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Illinois Power asset impairment and loss on sale (5)	$—	$—	$(69)	$—	$—	$(69)
Legal and settlement charges (6)	2	—	(1)	—	(57)	(56)
Acceleration of financing costs (7)	—	—	—	—	(14)	(14)
Gas transportation contracts (8)	—	—	—	88	—	88
Taxes (9)	—	—	—	—	30	30
Discontinued operations (10)	$—	$134	$—	$18	$3	$155

Total	$2	$134	$(70)	$106	$(38)	$134

(1)	We recognized a pre-tax loss of approximately $253 million ($176 million after-tax) related to the settlement of our class action shareholder lawsuit and other legal and settlement charges. This loss is included in General and administrative expenses.

(2)	We recognized a pre-tax loss of approximately $170 million ($109 million after-tax) related to an adjustment to the Independence toll settlement charge following our acquisition of ExRes SHC, Inc., the parent company of Sithe Energies, Inc. and Sithe \ Independence Power Partners, L.P. This loss is included in Cost of sales.

(3)	We recognized a pre-tax gain of approximately $86 million ($179 million after-tax) related to discontinued operations. The gain consists primarily of income associated with our NGL segment of $81 million, which has been reclassified to discontinued operations due to the anticipated sale of DMSLP, and a $5 million pre-tax gain on our UK CRM business.

(4)	We recognized an income tax benefit of approximately $125 million for the reversal of a deferred tax capital loss valuation allowance primarily related to gains on the anticipated sale of DMSLP. The benefit is included in the $179 million after-tax Income from discontinued operations.

(5)	We recognized a pre-tax loss of approximately $69 million ($43 million after-tax) related to expenses expected to be incurred in connection with the sale of Illinois Power and impairment of assets. The loss is included in Loss on sale of assets, net, and Impairment and other charges.

(6)	We recognized a pre-tax loss of approximately $56 million ($35 million after-tax) related to legal and settlement charges. The loss is primarily included in General and administrative expenses and Impairment and other charges.

(7)	We recognized a pre-tax charge of approximately $14 million ($9 million after-tax) related to the acceleration of debt issuance costs associated with our former $1.1 billion revolving credit facility that was replaced in May 2004 with a $700 million revolving credit facility and a $600 million term loan. This charge is included in Interest expense.

(8)	We recognized a pre-tax gain of approximately $88 million ($55 million after-tax) related to our exit from four long-term natural gas transportation contracts. This gain is included in Revenues.

(9)	We recognized a net income tax benefit of approximately $30 million for the reversal of a deferred tax capital loss valuation allowance related to anticipated gains on asset sales offset by charges resulting from the conclusion of prior year tax audits. A benefit of $50 million is included in Income tax benefit, partially offset by a $20 million charge in the $77 million after-tax Income from discontinued operations.

(10)	We recognized a pre-tax gain of approximately $155 million ($77 million after-tax) related to discontinued operations. The gain consists primarily of income associated with our NGL segment of $134 million, which has been reclassified to discontinued operations due to the anticipated sale of DMSLP, an $18 million pre-tax gain on our UK CRM business and a $3 million pre-tax gain associated with our global communications business. Included in the $134 million of income from our NGL segment is a pre-tax gain of approximately $36 million ($24 million after-tax) on the sale of our interest in the Indian Basin gas processing plant and a pre-tax gain of approximately $17 million ($11 million after-tax) on the sale of our remaining financial interest in the Hackberry LNG project.

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DYNEGY INC.

SUMMARY CASH FLOW INFORMATION

(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2005
	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$194	$178	$—	$41	$(422)	$(9)
Capital Expenditures	(65)	(23)	—	—	(5)	(93)
Business Acquisition Costs	(120)	—	—	—	—	(120)
Proceeds from Asset Sales (1)	—	—	(5)	—	—	(5)

Free Cash Flow (2)	$9	$155	$(5)	$41	$(427)	$(227)

	Six Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$200	$170	$181	$(182)	$(308)	$61
Capital Expenditures	(58)	(27)	(61)	—	(5)	(151)
Proceeds from Asset Sales	15	65	1	—	—	81

Free Cash Flow (2)	$157	$208	$121	$(182)	$(313)	$(9)

(1)	During the first quarter 2005, we paid approximately $5 million to Ameren related to the working capital adjustment for our sale of Illinois Power.

(2)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures and business acquisition costs, net, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

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DYNEGY INC.

OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
GEN
Million Megawatt Hours Generated—Gross	8.6	9.0	17.5	19.6
Million Megawatt Hours Generated—Net	8.3	8.6	16.7	18.7

Average Natural Gas Price—Henry Hub ($/MMBtu) (1)	$6.94	$6.09	$6.67	$5.86
Average On-Peak Market Power Prices ($/MWh):
Cinergy	$54	$45	$52	$43
Commonwealth Edison (NI Hub)	$52	$44	$50	$42
Southern	$57	$52	$53	$47
New York—Zone G	$78	$63	$74	$63
New York—Zone A	$62	$53	$60	$55
ERCOT	$68	$54	$60	$49
SP-15	$55	$55	$55	$52

NGL
Field Plant Gross NGL Production (MBbls/d)	58.0	56.1	56.7	57.0
Straddle Plant Gross NGL Production (MBbls/d)	28.6	23.6	29.7	23.8

Total Gross NGL Production	86.6	79.7	86.4	80.8

Natural Gas (Residue) Sales (BBtu/d)	181.1	181.9	182.6	182.4

Natural Gas Field Plant Inlet Volumes (MMCFD)	516.3	529.9	517.2	551.3
Natural Gas Straddle Plant Inlet Volumes (MMCFD)	1,212.5	785.1	1,275.9	826.7

Total Natural Gas Inlet Volumes	1,728.8	1,315.0	1,793.1	1,378.0

Fractionation Volumes (MBbls/d)	176.6	213.1	168.6	199.0
Natural Gas Liquids Sold (MBbls/d)	242.2	252.3	268.2	276.9

Average Commodity Prices:
Crude Oil—WTI ($/Bbl)	$51.96	$38.51	$49.96	$36.64
Natural Gas—Henry Hub ($/MMBtu) (2)	$6.74	$6.00	$6.51	$5.84
Natural Gas Liquids ($/Gal)	$0.79	$0.64	$0.78	$0.63
Fractionation Spread ($/MMBtu)—daily	$1.97	$1.15	$2.15	$1.27

REG (3)
Electric Sales in KWH (Millions):
Residential	—	1,135	—	2,590
Commercial	—	1,118	—	2,172
Industrial	—	1,371	—	2,691
Transportation of Customer-Owned Electricity	—	803	—	1,432
Other	—	90	—	188

Total Electricity Delivered	—	4,517	—	9,073

Gas Sales in Therms (Millions):
Residential	—	34	—	194
Commercial	—	16	—	74
Industrial	—	10	—	29
Transportation of Customer-Owned Gas	—	56	—	125

Total Gas Delivered	—	116	—	422

Cooling Degree Days—Actual	—	373	—	373
Cooling Degree Days—10 year rolling average	—	373	—	374
Heating Degree Days—Actual	—	388	—	3,094
Heating Degree Days—10 year rolling average	—	453	—	3,131

(1)	Calculated as the average of the daily gas prices for the period.

(2)	Calculated as the average of the first of the month prices for the period.

(3)	Effective September 30, 2004, we sold Illinois Power, our regulated utility, to Ameren.

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DYNEGY INC.

2005 EARNINGS GUIDANCE ESTIMATES (1)

(IN MILLIONS)

	GEN	CRM	OTHER	Total Core Business	Non-Core (3)	Total
EBITDA (2)	$425-435	$(70)	$(100-95)	$255-270	$927	$1,182-1,197
Depreciation and Amortization	(210)	—	(15)	(225)	(35)	(260)
Interest Expense				(385)	(50)	(435)
Income Tax Benefit (Expense)				142-137	(207)	(65-70)
Preferred stock dividends				(22)	—	(22)

Net Income (Loss)				$(235-225)	$635	$400-410

2005 CASH FLOW GUIDANCE ESTIMATES (1)
(IN MILLIONS)

	GEN	CRM	OTHER	Total Core Business	Non-Core (5)	Total
Cash Flow from Operations	$465-470	$(5)	$(460-455)	$0-10	$(43)	$(43-33)
Capital Expenditures and Business Acquisitions	(160)	—	(6)	(166)	(215)	(381)
Proceeds from Asset Sales	—	—	—	—	2,515	2,515

Free Cash Flow (4)	$305-310	$(5)	$(466-461)	$(166-156)	$2,257	$2,091-2,101

(1)	Estimates are provided as a guide for forecasted 2005 consolidated results on an as-reported GAAP basis. Forecasted segment results are intended to reflect management's estimate of the breakdown of its consolidated results and are subject to change. Estimates do not incorporate assumptions for potential items such as legal settlements, tolling settlements, capital-raising activities or other restructuring events.

(2)	EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income tax benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income (loss) and cash flow from operations.

(3)	The following summarizes the items included in Non-core business in our earnings guidance estimate.

	EBITDA	Depreciation and Amortization	Interest Expense	Income Tax Benefit (Expense)	Net Income (Loss)
Independence toll settlement charge (CRM segment)	$(170)	$—	$—	$61	$(109)
Legal and settlement charges (Other segment)	(253)	—	—	77	(176)
NGL operating results (NGL segment)	250	(35)	(50)	(60)	105
Gain on sale of NGL (NGL segment)	1,100	—	—	(285)	815

Total	$927	$(35)	$(50)	$(207)	$635

(4)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures and business acquisition costs, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

(5)	The following summarizes the items included in Non-core business in our cash flow guidance estimate.

	Cash Flow from Operations	Capital Exp. and Business Acq.	Proceeds from Asset Sales	Free Cash Flows
ANR/Middleton Gas Payment (CRM segment)	$(26)	$—	$—	$(26)
Sithe Energies Acquisition (GEN segment)	—	(120)	—	(120)
Baldwin Escrow Release (Other segment)	—	—	100	100
Legal and settlement charges (Other segment)	(268)	—	—	(268)
Illinois Power Working Capital / Other (Other segment)	(9)	—	(5)	(14)
NGL operating cash flow (NGL segment)	260	—	—	260
NGL capital expenditures (NGL segment)	—	(60)	—	(60)
Net proceeds from sale of NGL (NGL segment)	—	—	2,420	2,420
Development Capital Expenditures (All segments)	—	(35)	—	(35)

Total	$(43)	$(215)	$2,515	$2,257

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